Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-287303

Dated July 2, 2026

AUTOCALLABLE STRATEGIC ACCELERATED REDEMPTION SECURITIES® (STARS®)

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs

Issuer	Barclays Bank PLC (“Barclays”). References on this page to “we,” “us” or “our” mean Barclays.
Principal Amount	$10.00 per unit
Term	Approximately five years, if not called on any of the first four Observation Dates
Market Measure	An equally weighted basket of two exchange-traded funds composed of the VanEck® Gold Miners ETF (Bloomberg symbol: “GDX”) and the iShares® Silver Trust (Bloomberg symbol: “SLV”) (each, a “Basket Component”)
Automatic Call	Automatic call if the Observation Level of the Basket on any of the Observation Dates is equal to or greater than the Call Level
Observation Level	The value of the Basket on the applicable Observation Date
Observation Dates	Approximately one, two, three, four and five years after the pricing date
Call Level	100% of the Starting Value
Call Amounts

In the event of an automatic call, the amount payable per unit will be:

• [$11.65 to $11.75] if called on the first Observation Date

• [$13.30 to $13.50] if called on the second Observation Date

• [$14.95 to $15.25] if called on the third Observation Date

• [$16.60 to $17.00] if called on the fourth Observation Date

• [$18.25 to $18.75] if called on the final Observation Date, each to be determined on the pricing date

Payout Profile at Maturity	If not called, 1-to-1 downside exposure to decreases in the Basket, with 100% of your principal at risk
Threshold Value	100% of the Starting Value
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/312070/000095010326010175/dp249293_424b2-9189baml.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.
•	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
•	Your investment return is limited to the return represented by the Call Premiums and may be less than a comparable investment directly in shares of the Basket Components or the securities and/or commodity held by the Basket Components.
•	Changes in the price of one Basket Component may be offset by changes in the price of the other Basket Component.
•	Payments on the notes, including repayment of principal, are subject to the credit risk of Barclays and to the risk of exercise of any U.K. Bail-in Power or any other resolution measure by the relevant U.K. resolution authority. If Barclays becomes insolvent, is unable to pay its obligations, or any other resolution measure is exercised, you may lose your entire investment.
•	The initial estimated value of the notes on the pricing date is expected to be lower than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•	A trading market is not expected to develop for the notes.
•	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Basket Components or the securities and/or commodity held by the Basket Components), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.
•	There may be potential conflicts of interest involving the calculation agents, which are Barclays and BofAS.
•	The sponsor and advisor of a Basket Component may adjust the Basket Component in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.
•	You will have no rights of a holder of shares of the Basket Components or the securities held by the VanEck® Gold Miners ETF or any rights with respect to the commodity held by the iShares® Silver Trust, and you will not be entitled to receive shares of the Basket Components or dividends or other distributions by the Basket Components or the issuers of those securities.
•	While we, MLPF&S, BofAS or our respective affiliates may from time to time own shares of the Basket Components or the securities and/or commodity held by the Basket Components, we, MLPF&S, BofAS and our respective affiliates do not control any Basket Component or the issuers of those securities, and have not verified any disclosure made by any other company.
•	There are liquidity and management risks associated with the Basket Components.
•	The performance of a Basket Component may not correlate with the performance of the securities or commodity held by that Basket Component as well as the net asset value per share of that Basket Component, especially during periods of market volatility when the liquidity and the market price of shares of the Basket Component and/or the securities or commodity held by that Basket Component may be adversely affected, sometimes materially.
•	If the liquidity of the commodity held by the iShares® Silver Trust is limited, the value of the Basket and, therefore, the return on the notes would likely be impaired.
•	Suspension or disruptions of market trading in the commodity held by the iShares® Silver Trust may adversely affect the value of your notes.
•	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.
•	The payments on the notes will not be adjusted for all corporate events that could affect a Basket Component.
•	The U.S. federal income tax consequences of an investment in the notes are uncertain.
•	An investment in the notes is subject to risks associated with the gold and silver mining industries with respect to the VanEck® Gold Miners ETF.
•	An investment in the notes is subject to risks relating to non-U.S. markets with respect to the VanEck® Gold Miners ETF.
•	An investment in the notes is subject to risks relating to emerging markets with respect to the VanEck® Gold Miners ETF.
•	The value of the VanEck® Gold Miners ETF is subject to currency exchange risk.
•	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.
•	Silver prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the iShares® Silver Trust.
•	The value of the iShares® Silver Trust may not fully replicate the price of silver.
•	There are risks relating to commodities trading on the London Bullion Market Association.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Barclays Bank PLC (Barclays) has filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that Barclays has filed with the SEC for more complete information about Barclays and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Barclays's Central Index Key, or CIK, on the SEC website is 312070. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. Barclays faces risks that are specific to its business, and we encourage you to carefully consider these risks before making an investment in its securities.